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                                 Exhibit 10.84
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                                                  May 29, 1997



Mr. Edward D. DiLuigi
5 Ternberry Court
Turnersville, NJ  08012

Dear Ed:

     This is an offer of employment with Brown & Sharpe Manufacturing company as follows:

 1.  POSITION
     Vice President and General Manager, Measuring Systems, USA, reporting to me.

 2.  SALARY
     Your annual base salary will be at the rate of $175,000 to be paid in bi-weekly installments. Future adjustments will be based on an annual performance review held at the close of each fiscal year.

 3.  PRIMARY RESPONSIBILITIES
     As your initial assignment, you will have full responsibility for all activities of the U.S. Measuring Systems Division. Once on board, you may wish to restructure the organization, and I would expect you to make what changes you feel are appropriate, including new hires. The primary objective is to develop new products, grow revenues, decrease costs, improve profitability, and assure on-time delivery of products that meet specified quality standards. You will work closely with, and engage in joint projects where appropriate, the General Managers of Commercial Operations, Leitz and DEA. This is a team effort. You will work closely with me on overall long-range planning and strategy for the Measuring Systems business and the company.

     As a corporate Vice President, you will be a member of the Planning and Operating Committee, consisting of my direct reports.

 4.  BONUS
     Participation in the Brown & Sharpe Annual Profit Incentive Plan administered by the Salary Committee of the Board of Directors. You will be eligible for a planned bonus of 30% of base salary each fiscal year. Under exceptional performance conditions, this amount can reach 60% of base salary. This bonus award will be based both on your attainment of personal objectives as well as the company's performance against annual corporate targets. You will receive a minimum pro rata bonus for seven months of 1997 at the planned rate of 30%.

 5.  STOCK OPTIONS
     Upon your employment by the company, you will be granted options to purchase 30,000 shares of Brown & Sharpe stock under the company stock option plan. Such options will be exercisable at the price equal to the closing price of the common stock on the date on which the Salary Committee of the Board of Directors approves the grant of the stock option to you. Fifty percent of the options vest after two years, twenty-five percent after three years, and twenty-five percent after four years.

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 6.  SEVERANCE
     It is understood that the employment relationship may be terminated with or without cause by either party at any time. Should the company terminate your employment without cause, the company will continue to pay you at your then-current base annual salary in monthly installments for one year following the date of termination subject to your not competing with any business of the company and its subsidiaries in any country the company is then doing business. This clause is subject to mitigation should you accept another position within the twelve-month period.

 7.  BENEFITS
     You will be entitled to our standard officer level benefits.

 8.  RETIREMENT PROGRAM
     You will be included with a limited group of senior executives in the "LTDICP" (Long Term Deferred Incentive Compensation Plan). We will explain the characteristics of this plan to you.

 9.  RELOCATION
     The company will reimburse you for all reasonable and necessary direct expenses related to moving your household and personal belongings from your current residence to a new home in the Providence area (including storage for up to six months). In addition, the company will cover reasonable interim travel and appropriate living expenses for a point not to exceed six months during the transition. Our understanding is that you will relocate as quickly as possible.

     The company will pay you a lump sum of $50,000 as reimbursement for all of the costs associated with your move intended to cover items including but not limited to broker's fees, closing costs, losses on house sale, tax gross-up, etc., at either end.

     The company will pay you $1,400 per month for up to six months as the cost associated with a bridge loan equivalent to the equity in your current home should you encounter the necessity to close on your new home prior to the sale of your existing home.

10.  SIGNIFICANT CHANGE IN OWNERSHIP
     In the event of a significant change in ownership, the above conditions shall be binding and all unvested options of company stock shall vest immediately.

11.  YOUR CURRENT STOCK OPTIONS
     I understand you have 20,000 shares of options from your current employer, which could vest in the September 1997 time frame, if the accelerated vesting takes placed caused by the sale of your company. In order to incent you to join B&S now rather than waiting until the above scenario plays out, B&S will pay you a signing bonus of $75,000 effective on your start date and an additional amount that together with the $75,000 signing bonus equals the amount of gain on the 20,000 shares of options that you would have received had you remained with the company through March 31, 1998 payable over six months beginning on the date of the "sale transaction."

     Ed, I believe you have the skills, experience, intellect and energy which will make you a key contributor to the success of Brown & Sharpe. I have thoroughly enjoyed our discussions and the chance to get to know you, and I am confident we can work well together to build a world class operation.

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     This offer will expire one week from this date.  Please countersign this letter, confirming your start date, and return it to me as soon as possible. I look forward to having you as a member of the management team at Brown & Sharpe.

                                                  Sincerely,


                                                  /s/ Frank T. Curtin
                                                  -------------------
                                                  Frank T. Curtin

FTC:kv



Accepted:  /s/ Edward DiLuigi                     Date:  May 29, 1997
           ------------------                            ------------
           Edward DiLuigi

I intend to start my employment with Brown & Sharpe on June 30, 1997.
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